UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

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PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 19, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Company”), to be held at 10:00 a.m., local time, on June 19, 2007 at the Company’s headquarters at the address above for the following purposes:

1.	To elect two directors of the Company, each to serve a three-year term until the 2010 Annual Meeting of Stockholders. The current Board of Directors has nominated and recommended John G. Puente and Douglas M. Karp for such election as directors.

2.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

The Board of Directors has fixed May 7, 2007 as the record date for determining the stockholders entitled to receive notice of and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES USING THE TWELVE (12) DIGIT CONTROL NUMBER FOUND ON THEIR VOTE INSTRUCTION FORM VIA THE INTERNET AT PROXYVOTE.COM OR BY PHONE AT 1-800-454-8683. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

By Order of the Board of Directors,

K. Paul Singh

Chairman of the Board of Directors, President and Chief Executive Officer

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

June 19, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Company”), in connection with the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, on June 19, 2007 at the Company’s headquarters at the address above, and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Annual Meeting”). This solicitation is made by the Board of Directors of the Company. This Proxy Statement and the accompanying Proxy Card are being mailed on or about May 17, 2007 to stockholders of record of the Company on May 7, 2007 (the “Record Date”).

At the Annual Meeting, our stockholders will be asked to elect two directors of the Company, each to serve a three-year term, and to transact such other business as may properly come before the Annual Meeting.

Please complete, date and sign the accompanying Proxy Card and return it promptly to the Company in the enclosed envelope, or vote via the Internet using the twelve (12) digit control number found on your vote instruction form at Proxyvote.com or by phone at 1-800-454-8683.

Stockholders Entitled to Vote. Holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on the Record Date are entitled to receive Notice of the Annual Meeting of Stockholders and vote such shares held by them at the Annual Meeting or at any adjournments or postponements thereof. Each share of Common Stock outstanding on the Record Date entitles its holder to cast one vote on the election of each nominee for director and on any other matter that may properly come before the Annual Meeting. As of March 31, 2007, there were 114,132,540 shares of Common Stock outstanding.

Quorum and Approval. The presence at the meeting, either in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, votes withheld and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal) will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining if a quorum exists. Abstentions generally will have the effect of votes against a particular proposal in certain circumstances, other than the election of directors, and broker non-votes generally will have no effect on the outcome of the vote on a particular proposal. Stockholders are not entitled to cumulative voting in the election of directors. Directors, pursuant to Proposal 1, shall be elected by the affirmative vote of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy, and votes may be cast in favor of or withheld from each director nominee. Because directors will be elected by a plurality vote (i.e., the two directors receiving the greatest number of votes will be elected) abstentions and broker non-votes will not have any effect on such vote.

Voting. If the accompanying Proxy Card is properly signed, returned to the Company and not revoked, it will be voted as directed by the stockholder. The persons designated as proxy holders on the Proxy Card will, unless otherwise directed, vote the shares represented by such proxy IN FAVOR OF the election of all nominees for the Board of Directors named in this Proxy Statement, and as recommended by the Board of Directors with regard to any other matters, or, if no such recommendation is given, in their own discretion, to the extent permitted by applicable law.

Revocation of a Proxy. A stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

You should rely only on the information provided in this Proxy Statement. We have authorized no one to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes with staggered three-year terms. Currently, the Board of Directors has seven members. The terms of current directors John G. Puente and Douglas M. Karp expire at the Annual Meeting, while the terms of the remaining directors expire at the respective annual meetings of stockholders to be held in 2008 or 2009, as specified below. Messrs. Puente and Karp have been nominated and recommended for election to serve as directors for a three-year term expiring at the Annual Meeting of Stockholders to be held following the year ending December 31, 2009 (the “2010 Annual Meeting”). If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted in favor of the election, in the nominee’s place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

Information Regarding Directors

The information set forth below is submitted with respect to the nominees for election to the Board of Directors, as well as those Directors whose terms of office are continuing after the Annual Meeting. There are no family relationships among any of the directors of the Company.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2010 Annual Meeting of Stockholders

John G. Puente, 76, became a director of the Company in 1995. Mr. Puente also serves on the Board of Directors of MICROS Systems, Inc. From 1987 to 1995, Mr. Puente was Chairman of the Board and Chief Executive Officer of Orion Network Systems, a satellite telecommunications company. From 1997 to 1999, Mr. Puente was Chairman of the Board of Telogy Networks, Inc., a privately-held company. Prior to joining Orion, Mr. Puente was Vice Chairman of M/A-Com Inc., a diversified telecommunications and manufacturing company, which he joined in 1978 when M/A-Com acquired Digital Communications Corporation, a satellite terminal and packet switching manufacturer of which Mr. Puente was a founder and Chief Executive Officer.

Douglas M. Karp, 51, became a director of the Company in June 1998. Mr. Karp is currently Managing Partner and Co-Chief Executive Officer of Tailwind Capital Partners (and its predecessor), a private equity firm. From August 2000 through April 2003, Mr. Karp was a Managing Partner of Pacific Partners LLC, a private equity and advisory firm. Prior to August 2000, Mr. Karp was a managing director and member of the Operating Committee of E.M. Warburg, Pincus & Co., LLC (or its predecessor, E.M. Warburg, Pincus & Co., Inc.) since May 1991. Prior to joining E.M. Warburg, Pincus & Co., LLC, Mr. Karp held several positions with Salomon Inc. including Managing Director from January 1990 to May 1991, Director from January 1989 to December 1989 and Vice President from October 1986 to December 1988. Mr. Karp is a director of Eon Labs, Inc. and several private companies.

The Board of Directors recommends a vote IN FAVOR OF Proposal 1 to elect the two nominees listed above. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted IN FAVOR OF Messrs. Puente and Karp.

Incumbent Directors—Terms Expiring at the 2008 Annual Meeting of Stockholders

K. Paul Singh, 56, co-founded the Company in 1994 with Mr. DePodesta and serves as its Chairman, President and Chief Executive Officer. From 1991 until he co-founded the Company, Mr. Singh served as the Vice President of Global Product Marketing for MCI. Prior to joining MCI, Mr. Singh was the founder, Chairman and Chief Executive Officer of Overseas Telecommunications, Inc. (OTI), a provider of international private digital network services to large multinational corporations, which he founded in 1984 and which was purchased by MCI in 1991. Mr. Singh served as Vice President of Strategic Planning at M/A-Com Corporation prior to launching OTI. Mr. Singh holds an MBA from Harvard Business School and an MSEE from the State University of New York at Stony Brook.

John F. DePodesta, 62, co-founded the Company in 1994 with Mr. Singh and serves as a director and its Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer and Secretary. Mr. DePodesta served from 1994 to 2002 as the Chairman of the Board of Iron Road Railways Incorporated (“Iron Road”), which he co-founded in 1994. He served as Senior Vice President, Law and Public Policy, of Genesis Health Ventures, Inc. from January 1996 through March 1998. Additionally, from 1994 to 1999, he served as “of counsel” to the law firm of Pepper Hamilton LLP, where he was previously a partner since 1979. Before joining Pepper Hamilton LLP, Mr. DePodesta served as the General Counsel of Consolidated Rail Corporation. In 2001, Bangor & Aroostook Railroad Company (BAR), a wholly-owned subsidiary of Iron Road, and in 2002 certain affiliates of BAR, entered Chapter 11 bankruptcy proceedings. In 2001, Quebec Southern Railway Company Ltd., a wholly-owned subsidiary of Iron Road, filed a Notice of Intention to Make a Proposal under provisions of the Bankruptcy and Insolvency Act of Canada. Mr. DePodesta also serves on the Board of Directors of Genesis HealthCare Corporation. Mr. DePodesta holds a BA from Harvard College and a JD from the University of Pennsylvania Law School.

Paul G. Pizzani, 47, became a director of the Company in December 2002. Mr. Pizzani has been a partner of Pizzani Hamlin Capital, L.L.C. (“PH Capital”), which is an advisor to AIG Capital Partners, an indirectly wholly-owned subsidiary of American International Group, Inc. (“AIG”), since April 1999. Mr. Pizzani is also a partner at Cartesian Capital Group, an asset management firm specializing in private equity investment. Prior to forming PH Capital, Mr. Pizzani was a Managing Director of Wasserstein Perella Emerging Markets (“Wasserstein”), where he specialized in private equity investments and debt transactions. Prior to joining Wasserstein, Mr. Pizzani served as Treasurer of COMSAT Corporation, an international communications company. Mr. Pizzani was nominated by the former holders of the Company’s Series C Convertible Preferred Stock (“Series C Preferred”) for appointment as a director of the Company. See “Rights of Former Holders of Series C Preferred Stock; Governance Agreement.”

Incumbent Directors—Terms Expiring at the 2009 Annual Meeting of Stockholders

David E. Hershberg, 69, became a director of the Company in 1995. Mr. Hershberg is the founder, and has, since 1994, been Chairman and Chief Executive Officer of GlobeComm Systems, Inc., a system integrator of satellite earth stations. From 1976 to 1994, Mr. Hershberg was the President and Chief Executive Officer of Satellite Transmission Systems, Inc., a global provider of satellite telecommunications equipment, and became a Group President of California Microwave, Inc., the company that acquired Satellite Transmission Systems, Inc. Mr. Hershberg has a BSEE from Rensselaer Polytechnic Institute, an MSEE from Columbia University and a Masters of Management Science from Stevens Institute. He is a winner of the Long Island Entrepreneur of the Year Award and a member of the Society of Satellite Professionals Hall of Fame.

Pradman P. Kaul, 60, became a director of the Company in May 2002. Mr. Kaul was elected as the President and Chief Executive Officer of Hughes Communications, Inc., the world’s leading supplier of broadband satellite services and network solutions using interactive VSAT (very small aperture terminal) products, in January 2006. Hughes Network Systems, LLC. is 100% owned by Hughes Communications. Mr. Kaul has been the Chairman and Chief Executive Officer of Hughes Network Systems (HNS) since January 2000 and served as President and Chief Operating Officer, Executive Vice President, and Director of engineering of HNS. Prior to joining HNS, Mr. Kaul held several positions with COMSAT Laboratories, including Manager, High Speed Digital Logic from June 1968 to April 1973. Mr. Kaul received a BSEE degree from George Washington University and a MS degree in Electrical Engineering from the University of California at Berkeley. He holds numerous patents and has published articles and papers on a variety of technical topics concerning satellite communications. Mr. Kaul has been elected to be a member of the National Academy of Engineering.

Rights of Former Holders of Series C Preferred Stock; Governance Agreement

In connection with the sale of certain of the Company’s Series C Preferred to certain private equity funds sponsored by AIG and an additional investor in a private placement pursuant to a stock purchase agreement, dated December 31, 2002, the holders of the Series C Preferred acquired an aggregate of 559,950 shares of Series C Preferred, which were converted on November 4, 2003 into an aggregate of 22,616,990 shares of the Company’s Common Stock, which then constituted approximately 24.37% of the Company’s outstanding voting securities. In November 2003, before certain of the former holders of the Series C Preferred (the “Former Series C Holders”) converted Series C Preferred into our Common Stock, they entered into a Governance Agreement with the Company. Under this Governance Agreement, so long as at least 5% of the outstanding voting securities of the Company on a fully diluted basis are held by the Former Series C Holders, such holders have the right, subject to the Board of Directors’ exercise of fiduciary duties, to have a designee nominated for election by the Company’s stockholders as a member of the Company’s Board of Directors. So long as at least 10% of the outstanding voting securities of the Company on a fully diluted basis are held by the Former Series C Holders, such holders have the right, subject to the Board of Directors’ exercise of fiduciary duties, to have a designee serve as a non-voting observer to the Board of Directors of the Company. See “Non-Voting Board Observer—Designated by the Former Series C Holders.”) At March 31, 2007, the Former Series C Holders beneficially owned approximately 14.49% of the Company’s outstanding voting securities.

Non-Voting Board Observer—Designated by the Former Series C Holders

Geoffrey L. Hamlin, 46, has served since December 2002 as the board observer designated by the Former Series C Holders. Mr. Hamlin is a partner of PH Capital and served as a strategic advisor to Wasserstein prior to founding PH Capital in 1999 with Mr. Pizzani. Mr. Hamlin is also a partner at Cartesian Capital Group, an asset management firm specializing in private equity investment. Prior to joining Wasserstein, Mr. Hamlin worked as an Associate General Counsel at COMSAT Corporation, where he joined Mr. Pizzani in 1994 and served on the senior management team of COMSAT International Ventures.

Meetings of the Board of Directors; Committees

During the year ended December 31, 2006, the Board of Directors held four meetings. Each director attended, in person or telephonically, at least 75% of the total number of meetings of the Board of Directors and any meetings of committees of the Board of Directors on which he served.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors has delegated certain functions to these committees as follows:

Audit Committee. During the year ended December 31, 2006, the Audit Committee held five meetings. The Audit Committee consists of Messrs. Pizzani (Chairman), Karp, and Puente. The Audit Committee has the authority and responsibility to hire an independent registered public accounting firms to audit the Company’s books, records and financial statements and to provide an attestation of management’s assessment of internal controls and the effectiveness of the Company’s internal controls, as required by the Sarbanes-Oxley Act of 2002

(Section 404), to discuss with such independent registered public accounting firm the results of such audit and review, to conduct periodic independent reviews of the systems of accounting (including systems of internal control), and to make reports periodically to the Board of Directors with respect to its findings.

The Board of Directors has determined that each current Audit Committee member meets the independence requirements applicable to audit committee members under the Marketplace Rules of the National Association of Securities Dealers (“NASD”) and rules of the Securities and Exchange Commission (“SEC”). Of the current committee members, Mr. Pizzani is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Company’s code of conduct and other policies and procedures regarding adherence with legal requirements. The Audit Committee’s duties are set forth in the committee’s charter. A copy of the Audit Committee Charter is available on the Company’s website at www.primustel.com.

Compensation Committee. During the year ended December 31, 2006, the Compensation Committee held four meetings. The Compensation Committee currently consists of Messrs. Hershberg (Chairman) and Kaul. The Compensation Committee is responsible for fixing the compensation of the Chief Executive Officer and the other executive officers, deciding other compensation matters such as those relating to the operation of the Primus Telecommunications Group, Incorporated Equity Incentive Plan, as amended (the “Equity Incentive Plan”), and the Director Stock Option Plan of Primus Telecommunications Group, Incorporated, as amended (the “Director Option Plan”), including the award of options under the Equity Incentive Plan, and administering and approving the Company’s management bonus plan.

Each of Messrs. Hershberg and Kaul is an “independent director” as that term is defined in Marketplace Rule 4200(a)(15) of the NASD. Under the Marketplace Rules of the NASD, the recommendation and determination of the compensation of the Chief Executive Officer and the Company’s other executive officers rests with the responsibility of those directors who meet the independence requirements prescribed by the Marketplace Rules of the NASD. A copy of the Compensation Committee Charter is available on the Company’s website at www.primustel.com.

Nominating Committee. The Nominating Committee consists of Messrs. Kaul (Chairman) and Puente, both of whom meet the independence requirements prescribed by the Marketplace Rules of the NASD. The committee is responsible for recommending candidates for election to the Board of Directors for approval and nomination by the Board of Directors. The committee is also responsible for making recommendations to the Board of Directors or otherwise acting with respect to corporate governance matters, including board size and membership qualifications, new director orientation, committee structure and membership, communications with stockholders, and board and committee self-evaluations. The charter of the Nominating Committee is available on the Company’s website at www.primustel.com.

Director Nomination Process

The Board of Directors has, by Board resolution and a Board approved Nominating Committee Charter, adopted a director nominations policy, the material terms of which are summarized below. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nominations policy is administered by the Nominating Committee of the Board of Directors.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board of Directors, the Nominating

Committee will take into account the Company’s current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest including competitive conflict that might impede the proper performance of the responsibilities of a director; independence under SEC and NASD Marketplace Rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. For those potential new director candidates who appear upon first consideration to meet the board’s selection criteria, the Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Nominating Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the Nominating Committee will consider any written recommendations of director candidates by stockholders received by the Secretary of the Company not later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, Attn: Corporate Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The Nominating Committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the nominations policy at any time, in which case the most current version will be available on the Company’s website at www.primustel.com.

Stockholder Communications with the Board; Annual Meeting Attendance

The Board of Directors welcomes communications from the Company’s stockholders and has adopted a procedure for receiving and addressing those communications. Stockholders may send written communications to either the full Board of Directors or the non-employee directors as a group by writing to the Board of Directors or the non-employee directors at the following address: Board of Directors/Non-Employee Directors, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, Attn: Corporate Secretary. Communications by e-mail should be addressed to CorpSecretary@primustel.com and marked “Attention: Corporate Secretary” in the “Subject” field. The Corporate Secretary will review and forward all stockholder communications to the intended recipient, except for those stockholder communications that are outside the scope of board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient. Directors are required, absent compelling circumstances, to attend our Annual Meeting of Stockholders.

Compensation of Directors

Annual Cash Compensation. The Company pays non-employee directors an annual fee of $30,000, reimburses their expenses and pays a $2,500 supplement for each meeting attended in person. For 2006, our outside directors, in the aggregate, earned fees (both for Board and Board Committee meetings) totaling $187,500.

Stock-Based Compensation. In addition, the Company grants each person who becomes a non-employee director on the date of initial election, and upon each date of re-election, options to purchase 45,000 shares of the Common Stock pursuant to the Director Option Plan, which options have an exercise price equal to the fair market value of the Common Stock as of the grant date and vest one-third upon the grant date, and one-third on each of the first and second anniversaries of the grant date. Non-employee directors may each elect to take some or all of their cash compensation in the form of restricted stock.

Non-Equity Incentive Plan Compensation. We do not provide Non-Equity Incentive Compensation to our Directors.

Pension Benefits. We do not have a pension plan and therefore, do not offer any such pension arrangements to our Directors.

Outside Directors Compensation Table

The following table provides compensation information for the year ending December 31, 2006 for each non-employee member of our Board of Directors:

Director	Fees Earned or Paid In Cash (1)	Stock Awards	Option Awards (2) (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
David E. Hershberg	$37,500	$—	$5,613	$—	$—	$—	$43,113
Douglas M. Karp	35,000	—	—	—	—	—	35,000
Pradman P. Kaul	37,500	—	5,613	—	—	—	43,113
Paul G. Pizzani	37,500	—	5,188	—	—	—	42,688
John G. Puente	40,000	—	—	—	—	—	40,000

Total	$187,500	$—	$16,414	$—	$—	$—	$203,914

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including quarterly retainer fees and committee fees as described above.
(2)	Amounts are based on expense recognized for financial statement purposes in 2006 and are related to awards made in 2006 and prior periods. The reported amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments.” See “Item 8—Financial Statements and Supplementary Data—Note 2” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying the valuation of the Company’s equity awards.
(3)	As of December 31, 2006, the aggregate number of stock options outstanding for each outside director was as follows: David E. Hershberg, 90,000 shares; Douglas M. Karp, 45,000 shares; Pradman P. Kaul, 90,000 shares; Paul G. Pizzani, 90,000 shares; John G. Puente, 45,000 shares.

Code Of Ethics

The Company has adopted a Code of Ethics applicable to all directors, officers and employees, including the chief executive officer, senior financial officers and other persons performing similar functions. The Code of Ethics is a statement of business practices and principles of behavior that support the Company’s commitment to conducting business while maintaining the highest standards of business conduct and ethics. The Company’s Code of Ethics covers topics including, but not limited to, compliance resources, conflicts of interest, compliance with laws, rules and regulations, internal reporting of violations and accountability for adherence to the Code. A copy of the Code of Ethics is available on the Company’s website at www.primustel.com. Any amendment of the Code of Ethics or any waiver of its provisions for a director, executive officer or senior financial officer must be approved by the Board of Directors. The Company will publicly disclose any such waivers or amendments pursuant to applicable SEC and NASDAQ Stock Market regulations.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The following table and biographies set forth information concerning the individuals who serve as executive officers of the Company.

Name	Age	Position	Year or Expiration of Term as Director
K. Paul Singh	56	Chairman of the Board of Directors, President and Chief Executive Officer	2008
John F. DePodesta	62	Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer, Secretary and Director	2008
Thomas R. Kloster	46	Chief Financial Officer	N/A
Mark Guirgis	39	Vice President—Planning and Analysis and Assistant Secretary	N/A
Tracy B. Lawson	38	Vice President—Corporate Controller	N/A

The biographies of Messrs. Singh and DePodesta appear under the caption “Incumbent Directors—Terms Expiring at the 2008 Annual Meeting of Shareholders” on pages 3 and 4.

Thomas R. Kloster, 46, has served as the Company’s Chief Financial Officer since January 1, 2005. Prior to his appointment as Chief Financial Officer, Mr. Kloster served as the Company’s Senior Vice President—Corporate Finance from August 2003 to December 31, 2004. From September 2001 to August 2003, Mr. Kloster served as Vice President of Business Operations and Development for Sprint International. From May 2000 to September 2001, Mr. Kloster was the Chief Financial Officer and Controller of Cidera, Inc., a satellite-based provider of Internet content. From May 1996 through May 2000, Mr. Kloster served as the Corporate Controller and Chief Financial Officer of North America for the Company.

Mark Guirgis, 39, has served as the Company’s Vice President—Planning and Analysis since January 2003 and Assistant Secretary of the Company since August 2003. Since joining the Company in 1998 as Director of Corporate Planning and Analysis, Mr. Guirgis has been responsible for consolidation of its annual business plans, financial forecasts and long-term projections as well as industry analysis and general corporate development activities. Prior to joining the Company, Mr. Guirgis was Manager of Consolidations in the Corporate Planning and Analysis department at MCI, where he worked from 1993 to 1998.

Tracy B. Lawson, 38, has served as the Company’s Vice President—Corporate Controller since January 2003 as well as Vice President—Finance for United States operations from May 2005 until September 2006. Upon joining the Company in 1998 until January 2003, Ms. Lawson served as Senior Manager of Corporate and United States Operations Financial Reporting and as Director of Global Financial Reporting, responsible for corporate financial reporting, consolidation of the Company’s financial results and external reporting to investors. Prior to joining the Company, Ms. Lawson was employed by MCI as Manager of Profit & Loss Consolidations and Executive Reporting from 1991 until 1998.

Summary Compensation Table

The following table sets forth, for the year ended December 31, 2006 compensation information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the three highest paid other Company executive officers as of December 31, 2006 (collectively, the “Named Executive Officers”).

Name and Principal Position	Salary	Bonus (1)	Stock Awards (2)(3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total
K. Paul Singh Chairman of the Board of Directors President and Chief Executive Officer	$500,000	$20,000	$213,000	$19,230	$400,000	$—	$2,000	$1,154,230

John F. DePodesta Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer, Secretary and Director	$550,000	$50,000	—	$14,423	$200,000	—	$1,375	$815,798

Thomas R. Kloster Chief Financial Officer	$330,000	$167,500	—	$14,423	$82,500	—	$2,000	$596,423

Mark Guirgis Vice President-Planning and Analysis and Assistant Secretary	$160,000	$50,000	—	$3,820	$30,000	—	$2,000	$245,820

Tracy B. Lawson Vice President-Corporate Controller	$145,887	$10,000	—	$3,820	$30,000	—	$2,000	$191,707

(1)	Represent amounts earned by each Named Executive Officer under the Company’s 2006 discretionary bonus opportunity. Refer to “Compensation Discussion and Analysis—Annual Incentive Compensation; 2006 Executive Management Bonus Opportunity” elsewhere herein.
(2)	Represents value of 284,000 share stock award, as elected and awarded on December 30, 2005 and earned in 2006, in lieu of $200,000 of salary that was otherwise payable in 2006 and is not included in amount under salary heading. Represents value of awards on December 30, 2005, the date the stock election was requested and the award was authorized.
(3)	Amounts calculated are based on expense recognized for financial statement purposes in 2006 and are related to awards made in 2006 and prior periods. The reported amounts are in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments.” See “Item 8—Financial Statements and Supplementary Data—Note 2” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying the valuation of the Company’s equity awards.
(4)	Represents amounts earned by each Named Executive Officer under the Company’s 2006 performance-based annual incentive plan, which are also reported in and referred to under “Grants of Plan-Based Awards in 2006” and “Compensation Discussion and Analysis—Annual Incentive Compensation; 2006 Objective Bonus Opportunity.”
(5)	Represents matching contributions made to the Company’s 401(k) plan on behalf of the Named Executive Officers.

Grants of Plan-Based Awards in 2006

The following table summarizes certain information regarding incentive awards granted to the Named Executive Officers during the year ended December 31, 2006 (including stock options, the authorization of awards described in detail under “Compensation Disussion and Analysis—Annual Incentive Compensation; 2006 Objective Bonus Opportunity,” and the stock for salary election described in “Summary Compensation Table” Footnote 2 and related text).

Name	Grant Date	(1) Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payments Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units		All Other Options Awards: Number of Securities Underlying Options	(2) Exercise or Base Price of Option Awards	(3) Closing Price of Stock on Grant Date	(4) Grant Date Fair Value of Option Awards
		Threshold	Target	Threshold	Target
K. Paul Singh	12/30/2005	—	—	—	—	284,000	(5)	—	—	—	—
	2/2/2006	—	—	—	—	—		200,000	$0.77	$0.77	$80,906
	2/2/2006	$400,000	$800,000	—	—	—		—	—	—	—

John F. DePodesta	2/2/2006	—	—	—	—	—		150,000	$0.77	$0.77	$60,680
	2/2/2006	$200,000	$400,000	—	—	—		—	—	—	—

Thomas R. Kloster	2/2/2006	—	—	—	—	—		150,000	$0.77	$0.77	$60,680
	2/2/2006	$82,500	$165,000	—	—	—		—	—	—	—

Mark Guirgis	2/2/2006	$30,000	$60,000	—	—	—		—	—	—	—

Tracy B. Lawson	2/2/2006	$30,000	$60,000	—	—	—		—	—	—	—

(1)	These awards are described in detail under “Summary Compensation Table—Non-Equity Incentive Plan Compensation” and “Compensation Discussion and Analysis—Annual Incentive Compensation; 2006 Objective Bonus Opportinuty.”
(2)	The exercise price of the stock option awards is equal to the closing price of the Company’s Common Stock as reported on the Over the Counter Bulletin Board on the date the options were approved by the Compensation Committee.
(3)	The measurement date used to value each of the stock option awards and stock units granted to the Named Executive Officers was based upon the date the options were approved by the Compensation Committee.
(4)	Amounts calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See “Item 8—Financial Statements and Supplementary Data—Note 2” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying the valuation of the Company’s equity awards.
(5)	See “Summary Compensation Table,” Footnote 2 and related text.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		(1) Value Realized on Vesting
K. Paul Singh	—	$—	284,000	(2)	$119,280	(3)

John F. DePodesta	—	—	—		—

Thomas R. Kloster	—	—	—		—

Mark Guirgis	—	—	—		—

Tracy B. Lawson	—	—	—		—

(1)	Represents the cumulative total number of stock awards vested during the current fiscal year multiplied by the fair market value of the Company’s Common Stock on the date the share or shares vested.
(2)	See “Summary Compensation Table,” Footnote 2 and related text.
(3)	Represents 284,000 shares valued as of the vesting date, January 1, 2007.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the outstanding equity awards at December 31, 2006 for the Company’s Named Executive Officers.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		($) Exercise Price	(1) Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Note Vested	($) Equity Incentive Plan Awards: Market or Payout Value of Unearned share, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
K. Paul Singh	33,333 506,434 505,000 250,000 1,100,000 300,000	166,667 — — — — —	0.77 0.90 1.65 1.90 1.98 3.03	2/2/2016 7/9/2011 12/19/2012 1/10/2013 2/12/2013 11/30/2014	— — — — — —	— — — — — —

John F. DePodesta	25,000 143,334 430,000 100,000 120,000	125,000 — — — —	0.77 0.90 1.65 1.90 6.12	2/2/2016 7/9/2011 12/19/2012 1/10/2013 6/7/2014	— — — — —	— — — — —

Thomas R. Kloster	25,000 60,000 60,000 50,000	125,000 — — —	0.77 3.17 6.12 6.30	2/2/2016 12/9/2014 6/7/2014 8/5/2013	— — — —	— — — —

Mark Guirgis	10,000 5,917 35,000 6,000 9,000	20,000 — — — —	0.87 0.90 1.65 1.90 6.12	11/18/2015 7/9/2011 12/19/2012 1/10/2013 6/7/2014	— — — — —	— — — — —

Tracy B. Lawson	10,000 10,000 30,000 6,000 9,000	20,000 — — — —	0.87 0.90 1.65 1.90 6.12	11/18/2015 7/9/2011 12/19/2012 1/10/2013 6/7/2014	— — — — —	— — — — —

(1)	Based on their corresponding expiration date, the following table lists the final vesting dates for all unexercisable stock options, which vest ratable every six months over a three-year period:

Expiration Date	Vesting Date
11/18/2015	11/18/2008
2/2/2016	2/2/2009

Employment Agreement

On April 26, 2007, K. Paul Singh entered into an employment agreement with the Company, which extends for a one year period, subject to automatic one-year renewal periods, unless notice of termination is given by the Company or Mr. Singh at least six months in advance of the scheduled termination date or the agreement is otherwise terminated in accordance with its terms (the “Employment Period”). The employment agreement for Mr. Singh provides for an annual base salary of $735,000 and a target bonus opportunity of up to $800,000 per year, which is to be determined annually based on incentives and performance targets, as determined by the Compensation Committee. The agreement also provides the Company will reimburse Mr. Singh for up to $10,000 in out-of-pocket medical expenses and financial planning services per year, and, during the Employment Period, the Company shall pay the premiums on a disability insurance policy to pay two-thirds of the Mr. Singh’s Base Salary in the event of disability. The employment agreement contains certain covenants, including non-compete and non-solicitation during employment and the one-year period after employment is concluded.

Termination Without Cause or For Good Reason (Outside of a Change of Control). If either Mr. Singh is terminated without “Cause” ( which includes acts involving intentional fraud or a material intentional breach of Company’s ethics guidelines) or Mr. Singh terminates his employment agreement for “Good Reason” (which includes a material reduction in the executive’s base salary during the Employment Period or a material reduction in the executive’s authority, duties or responsibilities during the Employment Period) in the absence of a “Change of Control” (as defined in the employment agreement and described below) involving our Company, then the Company is required to pay a lump sum amount of severance pay equal to base salary plus the target annual performance bonus in the year of termination divided by 12 and multiplied by two times years of service (not to exceed a total of two years of severance pay) (“Severance Period”), plus continued participation in the welfare benefit plans of the Company during the Severance Period.

Termination Without Cause or For Good Reason After a Change of Control. If Mr. Singh is terminated during the Employment Period without Cause or terminates employment for Good Reason during the term of the employment agreement within 24 months after a Change of Control, then the Company is required to pay a lump sum severance amount equal to two times base salary and target annual performance bonus for the year of termination (as though such target had been achieved), and all outstanding stock options, and other equity grants, as applicable, granted to the Executive shall become 100% vested and shall be exercisable in accordance with their terms, subject to reduction to the greatest amount that could be paid that would not give rise to excise tax under Section 4999 under the Internal Revenue Code.

Assuming the employment agreement described above had been in effect as of December 31, 2006 and employment terminated as of December 31, 2006, Mr. Singh would have been eligible to receive payments as set forth in the following table.

Potential Termination Payout Table

Without Cause or For Good Reason(1)			Change in Control Termination(2)
Salary and Bonus	Benefits(3)	Total	Salary and Bonus	Benefits(3)	Total
$3,070,000	$ —	$3,070,000	$3,070,000	$ —	$3,070,000

(1)	Represents circumstances involving termination Without Cause or for Good Reason outside of any Change in Control (as defined above).
(2)	Represents circumstances involving termination Without Cause or for Good Reason in connection with a Change in Control (as defined above).
(3)	Consists of welfare benefit and disability plans and out-of-pocket health and financial planning expenditures, as provided for under the employment agreement. The reported value is based upon the type of insurance coverage as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006.

In addition, certain unvested outstanding stock option and equity awards would have vested under Change of Control acceleration provisions, and assuming the applicability and operation of such provisions as of December 31, 2006, Mr. Singh could have realized the following values from acceleration (based on the closing price of $0.42 on December 29, 2006 over any applicable exercise price or payment obligation for such accelerated awards): $0. For purposes of the employment agreement, a “Change of Control” means (a) a sale of more than 50% of the outstanding capital stock of the Company in a single or related series of transactions, (b) the merger or consolidation of the Company with or into any other corporation or entity, other than a wholly-owned subsidiary of the Company, where the Company is not the surviving entity, or (c) a sale of all or substantially all of the assets of the Company to an unrelated entity.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,919,267	$2.15	3,643,374	*
Equity compensation plans not approved by security holders	0	0.00	695,623	**

Total	7,919,267	$2.15	4,338,997

*	Includes Equity Incentive Plan, Director Plan and ESPP.
**	Represents the number of authorized but unissued shares under the Restricted Plan.

The Company sponsors a Restricted Stock Plan (the “Restricted Plan”) to facilitate the grant of restricted stock to selected individuals (excluding executive officers and directors of the Company) who contribute to the development and success of the Company and a Director Stock Option Plan (the “Director Plan”) for non-employee directors. The total number of shares of Common Stock that may be granted under the Restricted Plan is 750,000. During the years ended December 31, 2006, 2005 and 2004, the Company did not issue shares of restricted stock under the Restricted Plan. The Restricted Plan is the only equity compensation plan of the Company that was in effect as of December 31, 2006 and adopted without the approval of the Company’s stockholders (750,000 shares authorized, 695,623 remaining available).

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee Membership and Interlocks

The Compensation Committee is responsible for discharging the responsibilities of the board with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation.

The current members of the Compensation Committee are David E. Hershberg, Chairman, and Pradman P. Kaul.

The Board of Directors has determined that the members of the Compensation Committee are “Independent” as defined under NASDAQ Marketplace Rules. No member of the Compensation Committee is or has ever been one of our officers or employees of the Company. No interlocking relationship exists between the current or prior members of the Compensation Committee and the board of directors or compensation committee of any other Company.

The Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2006 for filing with the SEC.

The Compensation Committee of the Company’s Board of Directors

David E. Hershberg (Chairman)

Pradman P. Kaul

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the Primus Telecommunications Group, Incorporated executive officers identified in the Summary Compensation Table (the “Named Executive Officers”) and presented under Compensation of Named Executive Officers. As more fully described in the Report of the Compensation Committee on Executive Compensation on the preceding page, the Compensation Committee of the Board (the “Compensation Committee”) makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers.

Compensation Policy and Philosophy

The Company’s executive compensation policy is designed to establish an appropriate relationship between executive pay and the Company’s annual performance relative to annual budgets and performance against the peer group of the industry sector; its long-term growth objectives; and its ability to attract and retain qualified executive officers. The policy is based on the belief that the interests of the executives should be closely aligned with the Company’s stockholders. In support of this philosophy, a meaningful portion of each executive’s compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company’s stockholders from both the short-term and long-term perspectives. The Compensation Committee believes that cash compensation, in the form of salary and performance-based incentive bonuses, provides Company executives with short-term rewards for success in operations; and that long-term compensation through the award of stock options and other equity incentives encourages growth in management stock ownership which are intended to lead to the creation of value for the Company’s stockholders and expansion of management’s stake in the long-term performance and success of the Company. The Compensation Committee considers all elements of compensation, including the valuation of options, and the compensation policy when determining individual components of pay.

The Compensation Committee believes that leadership and motivation of the Company’s employees are critical to achieving the objectives of the Company. We believe that the compensation of our executives primarily should reflect their success as a management team, in attaining key operating objectives, such as achievement of target revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”), the development of a focused long-term competitive position, and, to a lesser extent, individual performance goals and objectives.

We believe that the performance of the executives in managing our Company, considered in light of general economic conditions and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. The Compensation Committee is responsible for ensuring that its executive officers are compensated in a way that furthers the Company’s business strategies and which aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for executive compensation:

•	offer compensation opportunities that attract the best talent to the Company;

•	motivate individuals to perform at their highest levels;

•	reward outstanding achievement;

•	retain those with leadership abilities and skills necessary for building long-term stockholder value;

•

maintain a significant portion of executives’ total compensation at-risk, tied to the quarterly, annual and long-term financial performance of the Company and the creation of incremental stockholder value; and

•	encourage executives to manage from the perspective of owners with an equity stake in the Company.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several components, and the most important elements are illustrated in the table below.

	Pay Element	What the Pay Element Rewards	Why Primus Uses the Element
Base Salary	Base Salary	Pay for market performance in the executive role. Base salary adjustments can allow the Committee to reflect an individual’s performance or changed responsibilities.	• Market practice and competitive factors. • To attract and retain executive talent.

Short-Term Incentives	Annual Executive Incentive Bonuses	Provides benefits for achievement of objective goals and financial success, mainly through achievement of revenue and EBITDA objectives, and to a lesser extent individual performance.	• Market practice and competitive factors. • To motivate performance and meet quarterly and annual goals.

Long-Term Incentives	Stock Options	Focus executives on increasing stock price over a minimum three-year vesting period and a maximum ten-year option term.	• Stock options reward executive for increases in stockholder value.

For more detail regarding these components, see “Individual Elements of Compensation; 2006 Compensation Decisions” included elsewhere herein.

Compensation Consultant

Primus, from time to time, has engaged compensation consultants to provide advice and recommendations to the Compensation Committee. During 2006, the Compensation Committee decided to engage the services of a compensation consultant to advise them with respect to the compensation packages of the three most highly compensated Named Executive Officers (the “Senior Executive Group”). In connection with this engagement, the Compensation Committee charged Deloitte Consulting LLP (the “Compensation Consultant”), among other things, with conducting a competitive assessment of executive compensation for the Senior Executive Group. In addition to speaking with members of our Compensation Committee, they obtained historical compensation data and insight into previous compensation practices from Primus. In preparing its compensation analysis, the Compensation Consultant analyzed published compensation surveys and developed a list of peer companies consisting of firms comparable in size and industry to Primus (including Level 3 Communications, CenturyTel, IDT, Citizens Communications, Global Crossing, XO Holdings, EarthLink, Cincinnati Bell, Time Warner Telecom, SAVVIS, ITC^DeltaCom and Premiere Global Services). Their recommendations with respect to base salary, bonus and equity incentive compensation were based on the recommended peer group because the firms included in that group were more similar in size to ours and were more consistent in industry focus than any other available peer group. Our Compensation Committee utilized the Compensation Consultant’s recommendations as a frame of reference, among other considerations, in developing fiscal 2006 and 2007 compensation determinations.

Individual Elements of Compensation; 2006 Compensation Decisions

The current compensation program for the Named Executive Officers is composed of three primary elements: annual base salaries and benefits; annual incentive compensation, in the form of cash bonus awards made under the incentive bonus plan or on a discretionary basis; and long-term incentives, consisting primarily of stock options and, to a lesser extent, restricted stock grants.

Annual Base Salaries and Benefits

Annual compensation consists of base salaries and benefits. These elements of the Company’s compensation program are intended to provide a degree of compensation certainty to executives by providing a reasonable amount of compensation that is not at-risk for performance.

Base Salary. Generally, the Compensation Committee approves the base salaries of the executive officers based on (i) performance and accomplishment of the Company in the preceding year, (ii) salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses, and (iii) individual performance for the preceding year for the executive officer. The Compensation Committee reviews executive officer salaries annually and exercises its judgment based on all the factors described above in making its determination. No specific formula is applied to determine the weight of each criterion.

Our executive compensation strategy generally is for executives to receive a salary competitive with the market, while being eligible for bonuses, stock option grants or restricted stock awards that generally generate value based on Company and individual performance. We believe that competitive base salary levels in combination with performance and stock-based incentives provide our executives with the potential to earn competitive industry total executive compensation levels, if objective goals for our Company and individual performance goals are achieved.

Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions within companies that compete with our Company for executive talent, including industry competitors, and companies of comparable size in our key geographic markets. During 2006, our compensation assessment efforts were assisted by our Compensation Consultant, which conducted a benchmark study of our Company’s Senior Executive Group to a peer group of companies. Our Compensation Consultant reported to the Compensation Committee that 2006 base salary level paid to our Senior Executive Group were competitive, when compared to the peer group of companies. The base salary level in 2006 for each member of our Senior Executive Group was set at a level identical to 2005 base salary, and 2006 base salary for each of our other named Executive Officers was set at a level comparable to 2005 levels.

In reviewing and establishing salaries for the Named Executive Officers for 2006 and 2007, the Committee considered the Company’s past performance, individual performance and experience and, with respect to the Named Executive Officers other than the Chief Executive Officer, recommendations made by Mr. Singh. Additional factors considered in setting salary levels was the Committee members’ business judgment about the appropriate level of salary to retain, motivate and reward individual executives and to a certain extent, recommendations by our Compensation Consultant. The foregoing factors influenced base salary compensation levels for 2007, which were established February 23, 2007 (and were effective March 1, 2007) as follows: Mr. Singh, $735,000, Mr. DePodesta, $575,000, Mr. Kloster, $400,000, Mr. Guirgis, $190,000 and Ms. Lawson, $170,000.

Benefits. The Company’s Named Executive Officers receive limited benefits that would be considered executive benefits. Most benefits are consistent with those offered generally to employees, which consist of life insurance, travel accident insurance, health insurance, dental insurance, short-term and long-term disability and opportunities to participate in the Company’s 401(k) plan. The Company matches up to 50% of the employee’s

401(k) plan contributions, up to the first 6% of such employee’s salary, with a maximum of $2,000, annually. Please refer to “Compensation of Named Executive Officers—Summary Compensation Table” and the related footnotes for additional information about benefits.

Annual Incentive Compensation

Overall cash incentive bonuses for the Named Executive Officers are payable based upon the following criteria: (i) the Company’s operating and financial performance; (ii) success in strengthening the balance sheet and improving the liquidity position of the Company; (iii) furthering the Company’s strategic position in the marketplace through developing and executing new strategic product initiatives; (iv) ensuring compliance with Securities and Exchange Commission (SEC) and Sarbanes-Oxley requirements; and (v) individual merit.

Incentive compensation consists of cash bonuses and awards made under the incentive bonus plan, and its objective is to motivate executives annually, and to promote long-term growth. We refer to these opportunities as “bonus” opportunities consistent with historical practice. However, for “Summary Compensation Table” purposes awards and payouts appear under the column “Non-Equity Incentive Plan Compensation” as well as under the “Bonus” column, consistent with recent SEC rule changes.

Future cash bonus payments will be made in accordance with our incentive bonus plan, under which we adopt annual incentive goals at regularly scheduled meetings of our Board of Directors and Compensation Committee following the reporting of prior year financial results. Our incentive bonus plan represents an important element of our compensation strategy, since achieving performance targets enables our executives to attain total current compensation in line with peer pay levels. In contrast, failure to achieve performance targets may result in total current compensation for our executives to fall substantially below peer compensation levels.

In February of each year, the Committee decides whether to grant individual cash bonuses and determines the amount of these bonuses and awards. The performance bonuses for 2006 for the Company’s Named Executive Officers were based on Company performance goals that were focused on the attainment of revenue and EBITDA targets for the Company and satisfaction of individual performance objectives. The Committee’s review of bonuses was based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, with a primary focus on overall Company performance and a secondary focus on individual performance.

Elements of the 2006 Incentive Bonus Plan Opportunity. For the 2006 fiscal year, the Committee established cash bonus opportunities and objectives for the Named Executive Officers consisting of (i) objective opportunities tied to Company revenue and EBITDA objectives (the “Objective Bonus Opportunity”) and (ii) personal or subjective objectives. For 2006,

(1) 50% of the Objective Bonus Opportunity was dependent upon the satisfaction of revenue goals, and 50% of the Objective Bonus Opportunity was dependent upon the satisfaction of EBITDA goals; in furtherance of this objective goal, the Committee established specified performance target levels for revenue and for EBITDA in 2006, which we refer to generally as “Objective Target Performance”; and

(2) an additional discretionary bonus opportunity was authorized for satisfaction of individual executive management objectives (the “Executive Management Bonus Opportunity”).

2006 Objective Bonus Opportunity. The 2006 Objective Bonus Opportunity authorization did not require satisfaction of both revenue and EBITDA goals. Thus, to the extent the Company’s revenue goals were satisfied in full, but target EBITDA goals had not been met, 50% of such applicable bonus opportunity would be payable; conversely, to the extent EBITDA target goals were satisfied in full, but revenue goals had not been met, 50% of such applicable bonus opportunity would be payable.

The aggregate total Objective Bonus Opportunity for each of the Named Executive Officers was determined in relation to the percentage of base salary selected by the Compensation Committee for each such officer. For 2006, the total eligible bonus opportunity for the Named Executive Officers was as follows:

Executive	Objective Bonus Opportunity as a % of Salary	Amount of Objective Bonus Opportunity
K. Paul Singh	114%	$800,000
John F. DePodesta	73%	$400,000
Thomas R. Kloster	50%	$165,000
Mark Guirgis	38%	$60,000
Tracy B. Lawson	41%	$60,000

The Compensation Consultant advised the Compensation Committee that total target cash compensation (i.e., base salary plus the foregoing Objective Bonus Opportunities) of each of the Senior Executive Group would be at or below the peer group median total cash compensation levels.

Due to the Company’s results during 2006, executives were paid an annual bonus at 50% of each individual’s Objective Bonus Opportunity amount. The award of these bonuses was based on the satisfaction of target performance relative to EBITDA goals. Revenue targets were not satisfied due to the discontinuation of the prepaid calling card business in Europe and drop in low-margin wholesale revenues.

2007 Bonus Authorization. On February 23, 2007, the Compensation Committee established target Objective Bonus Opportunities for the Named Executive Officers at the following amounts: Mr. Singh, $800,000, Mr. DePodesta, $400,000, Mr. Kloster, $250,000, Mr. Guirgis, $60,000 and Ms. Lawson, $60,000.

2006 Executive Management Bonus Opportunity. The 2006 Executive Management Bonus Opportunity was established on an individual basis for each Named Executive Officer based upon the expected professional contribution of each functional executive position and the impact of such contribution on the overall strategic and operational goals of the Company. During 2006, our executive officers successfully completed a number of debt financing and delivering transactions to enhance the Company’s liquidity, implemented cost cutting and cost management programs partially to offset margin erosion caused by the continued decline of our high-margin core retail revenues, and strengthened our balance sheet through equity and convertible security issuances. The foregoing factors and the amount of time and attention each executive officer contributed to such strategic efforts influenced the following amounts of discretionary bonus authorizations for 2006: Mr. Singh, $ 20,000; Mr. DePodesta, $50,000; Mr. Kloster, $167,500; Mr. Guirgis, $50,000 and Ms. Lawson, $10,000.

The Committee believes that annual bonuses motivate executives and reward them for good performance by providing tangible benefits for achieving specific objectives that will lead to an increase in Primus operating results. The goal of the incentive bonus plan is to reward performance and to bring total annual cash compensation (salary and incentive bonus) on a level that is competitive with peer company compensation levels.

Refer to the “Summary Compensation Table” and the related footnotes for additional information about incentive bonuses.

Long-Term Stock Awards

We have granted in the past, and we also intend to grant or award in the future, to our executives and other key employees, stock options and in certain cases restricted stock awards. Options have been, and will be, granted at an exercise price equal to the closing sales price of our common stock, as reported on the over-the-counter bulletin board (“OTCBB”), on the date of grant, and on such dates consistent with the policy described under “—Timing of Stock-Based Incentive Awards.” Options have no monetary value to the executives unless the market price of our common stock increases above the exercise price. Restricted stock awards, although having immediate value upon the date of the award, are subject to time vesting provisions, which generally require an executive to remain with our Company during the time vesting period, before being able to access the value of any such awards. We anticipate that future option grants or restricted stock awards will be based on an objective and/or subjective analysis of various performance criteria and competitive market practices.

Stock options and the equity incentives encourage and reward effective management, which results in long-term corporate financial success, as measured by stock price appreciation. The Compensation Committee believes that option grants and other equity incentives afford a desirable long-term compensation method because they closely ally the interests of management with stockholder value and that grants of stock options are the best way to motivate executive officers to improve long-term stock market performance. The vesting provisions of options granted under the Equity Incentive Plan are designed to encourage longevity of employment with the Company and generally extend over a three-year period.

In February 2006, as part of the review of the Company’s compensation practices and in consideration of the Compensation Consultant’s recommendations for the Senior Executive Group, the Committee approved the grant of the following stock option awards at an exercise price of $0.77 per share: Mr. Singh, 200,000 shares; Mr. DePodesta, 150,000 shares; and Mr. Kloster, 150,000 shares. Each award contained an exercise price of $0.77 per share and vest in equal increments annually over a three-year period. Including these awards, the Compensation Consultant reported that long-term incentives (i.e., stock options) for each member of the Senior Executive Group was 64% or more below peer group median long-term incentive levels. See “Grants of Plan-Based Awards in 2006.”

In general, the Company’s long-term stock awards are based upon each executive’s historical contributions, experience and tenure with the Company, past and expected future contributions to the Company, and in part after examining the competitive marketplace. The 2006 stock option awards were based on these factors and also were made in recognition of significant efforts to raise capital and refinance debt obligations. The amount of each award was considered in recognition of the foregoing factors, and in consideration of peer compensatory data compiled by our Compensation Consultant.

Please refer to the “Grants of Plan-Based Awards in 2006” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

2007 Long-Term Incentive Awards

The Compensation Committee is considering the grant of stock options in 2007, but has reached no conclusion as of April 26, 2007.

Compensation of Chief Executive Officer

The Compensation Committee believes that K. Paul Singh, the Company’s Chief Executive Officer, provides valuable services to the Company and that his compensation should therefore be competitive with median levels paid to executives at comparable companies. The Compensation Committee believes that an important portion of his compensation should be based on performance. For 2006, Mr. Singh’s target total direct compensation consisting of total target cash compensation (i.e., base salary plus the assumed 100% payout of the target Objective Bonus Opportunity) and long-term incentives were 44% below peer group median levels. Mr. Singh’s annual base salary for 2006 was set at $700,000 based on the factors described under “—Executive Compensation Components—Base Salary” and his cash incentive bonus payment was $420,000 (or slightly greater than 50% of the target Objective Bonus Opportunity) for the reasons described under “—Cash Incentive Bonuses.” Mr. Singh voluntarily elected to take $200,000 of his 2006 base salary authorization of $700,000 in stock. This election was made by Mr. Singh to conserve Company cash and assist the Company in its liquidity efforts. For 2005, Mr. Singh’s annual base salary was $700,000, and his bonus was $0.

Internal Revenue Code Section 162

The Compensation Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers, including the Chief Executive Officer. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company’s ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders. The limitation under Section 162(m) had no net tax effect on the Company for 2006. The limitations of Section 162(m) are not expected to have a material effect on the Company in calendar year 2007.

Accounting Considerations

The Compensation Committee also considers the effects certain types of equity awards have on the financial statements of the Company. On January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payments,” which addresses the accounting for stock-based payment transactions whereby an entity receives employee services in exchange for equity instruments, including stock options. SFAS No. 123(R) eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and instead generally requires that such transactions be accounted for using a fair-value based method. The Company has elected the modified prospective transition method as permitted under SFAS No. 123(R), and accordingly prior periods have not been restated to reflect the impact of SFAS No. 123(R). The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered beginning on January 1, 2006. Stock-based compensation for awards granted prior to January 1, 2006 is based upon the grant-date fair value of such compensation as determined under the pro forma provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company issues new shares of common stock upon the exercise of stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors consists of Messrs. Hershberg and Kaul, who were not at any time officers or employees of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of another entity that has one or more executive officers who will serve as a member of the Board of Directors or the Company’s Compensation Committee.

The Company has a reciprocal services agreement with a vendor to provide and to receive domestic and international termination of telecommunication services. David E. Hershberg, a director of the Company, is the Chairman and Chief Executive Officer of the vendor providing such services. The contract was on a month-to-month basis. The Company recorded revenue of approximately $0, 46,000 and $331,000 and costs of $3,000, $82,000 and $687,000 in 2006, 2005 and 2004, respectively, for services provided and other discrete services received under this agreement. The Company had no amounts due from the vendor at December 31, 2006 and 2005 and approximately $54,000 at December 31, 2004. At December 31, 2006, the reciprocal services agreement remained inactive.

During the year ended 2006, 2005 and 2004, the Company provided international telecommunications services to a customer for which Pradman P. Kaul, a Director of the Company, serves as the Chairman and Chief Executive Officer . The Company recorded revenue of approximately $38,000, $46,000 and $75,000 in 2006, 2005 and 2004, respectively, for services provided. The Company had amounts due from the customer of approximately $6,000, $3,000 and $4,000 at December 31, 2006, 2005 and 2004, respectively.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for fiscal year 2006 with the Company’s management, and also has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.” The Audit Committee has received both the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from the Company.

Based on the foregoing, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements of the Company for fiscal year 2006 be included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2007.

In addition, the Audit Committee has considered whether the provision of services by Deloitte & Touche LLP falling under the headings “Tax Fees” and “Other Fees” (see “Other Matters—Relationship with Independent Registered Public Accounting Firm”) is compatible with maintaining the independence of Deloitte & Touche LLP from the Company, and has determined that the provision of such services is compatible with maintaining such independence. The Audit Committee reviews and approves requests for non-audit services proposed to be performed by Deloitte & Touche LLP prior to engagement.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, this Report of the Audit Committee will not be incorporated by reference into any such filings.

Respectfully submitted,

The Audit Committee of the Company’s Board of Directors

Paul G. Pizzani (Chairman)

Douglas M. Karp

John G. Puente

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

As of March 31, 2007, the Company had 592 registered holders of record of 114,132,540 shares of its Common Stock. For purposes of this filing, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein.

The following table sets forth, as of March 31, 2007, certain information as to the beneficial ownership by each person listed below of shares of the Common Stock, including shares of Common Stock as to which a right to acquire beneficial ownership existed (for example, through the exercise of Common Stock options that are exercisable as of, and within 60 days from, March 31, 2007,) within the meaning of Rule 13d-3(d)(1) under the Securities and Exchange Act of 1934, by: (i) each person or group who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director or nominee for director, (iii) the Named Executive Officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person had, as of March 31, 2007, sole voting power and sole investment power with respect to the Company’s shares, subject to community property laws as applicable.

Name and Business Address	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)
American International Group, Inc (2) 70 Pine Street New York, NY 10270	16,540,008	14.49%

Sean O’Sullivan RLT (3) 6800 West Gate Blvd., Ste. 132, PMB #123 Austin, TX 78745	13,000,900	11.39%

Kingdon Capital Management, LLC 152 West 57th Street, 50th Floor New York, NY 10019	10,891,343	9.54%

AIG Global Sports and Entertainment Fund, L.P. (“AIG Global Sports”) (2) Ugland House, South Church Street George Town, Grand Cayman	8,270,004	7.25%

AIG Global Emerging Markets Fund, L.L.C. (AIG Emerging Markets”) (2) 175 Water Street, 23rd Floor New York, NY 10038	7,478,556	6.55%

Sedna Capital Management, LLC. 200 Park Avenue, 33rd Floor New York, NY 10166	7,354,237	6.44%

K. Paul Singh (4) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	6,891,421	6.04%

John F. DePodesta (5) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	994,830	*

Thomas R. Kloster (6) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	229,950	*

John G. Puente (7) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	222,190	*

Name and Business Address	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)
Pradman P. Kaul (8) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	84,366	*

Tracy B. Lawson (9) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	81,162	*

David E. Hershberg (10) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	76,660	*

Mark Guirgis (11) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	75,485	*

Paul G. Pizzani (12) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	75,000	*

Douglas M. Karp (13) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	45,000	*

All executive officers and directors as a group (14) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	8,776,064	7.69%

*	Less than 1% of the outstanding Common Stock.
(1)	Shares of Common Stock subject to options currently exercisable or which become exercisable on or prior to 60 days from March 31, 2007 (“Currently Exercisable Options”) are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Number of Shares of Common Stock Beneficially Owned consists of shares that are beneficially owned directly by affiliated entities, including AIG Global Sports and AIG Emerging Markets listed below in this table, each of which is managed by a sole general partner or sole managing member that is an indirect wholly-owned subsidiary of AIG.
(3)	Includes common stock owned by Sean O’Sullivan Revocable Living Trust (RLT). Sean O’Sullivan is the Trustee of Sean O’Sullivan RLT.
(4)	Includes 381,786 shares of Common Stock owned by Mr. Singh’s family trust, 405,600 shares of Common Stock held by two private foundations of which Mr. Singh is the president and a director, and 8,812 shares held in a 401(k) plan of which Mr. Singh is a beneficiary. Also includes 2,728,100 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Singh.
(5)	Includes 843,334 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. DePodesta.
(6)	Includes 220,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Kloster.
(7)	Includes 45,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Puente.
(8)	Includes 60,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Kaul.
(9)	Includes 70,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Ms. Lawson.

(10)	Includes 60,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Hershberg and 945 shares owned by a family partnership.
(11)	Includes 70,917 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Guirgis.
(12)	Includes 75,000 shares of Common Stock issuable upon exercise of Currently Exercisable Options granted to Mr. Pizzani. Excludes 8,270,004 shares of Common Stock owned by AIG Global Sports. Mr. Pizzani may be considered affiliated with AIG Global Sports.
(13)	Includes 45,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Karp.
(14)	Consists of 10 persons and includes 4,217,351 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to directors and executive officers.

OTHER MATTERS

Other Business

The Board of Directors knows of no other matters that will be presented at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted, to the extent permitted by applicable law, in accordance with the judgment and at the discretion of the persons named therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officer, directors and 10% stockholders are required under Securities Exchange Act of 1934 to file with the Securities and Exchange Commission reports of ownership and changes in ownership in their holdings in our stock. Based solely on an examination of these reports, all such reports have been timely filed with the exception of one late Form 4 for Mr. Singh concerning the election to take stock in lieu of salary, as described in Footnote 2 to “Summary Compensation Table” herein.

Relationship with Independent Registered Public Accounting Firm

The Company’s consolidated financial statements for the fiscal year ended December 31, 2006 have been audited by Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are expected to be available at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (in thousands):

	2006	2005
Audit Fees	$4,694	$5,420

Audit fees include audit of annual financial statements, attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404, reviews of quarterly financial statements, statutory and regulatory audits, comfort letters, consents and other matters related to SEC filings.

Audit-Related Fees	—	—
Tax Fees	353	593
Tax fees include corporate tax compliance and tax planning and advice for subsidiaries in the United States, Canada, Australia, the United Kingdom, Japan and Germany.
Other Fees	46	62
Other fees include fees billed for permitted non-audit services

Total	$5,093	$6,075

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to John DePodesta, Executive Vice President, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, or contact John DePodesta at (703) 902-2800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Annual Report

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC, accompanies this Proxy Statement.

Stockholder Proposals

In order for any proposal pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934 to be eligible for inclusion in the Company’s proxy materials for the 2008 Annual Meeting of Stockholders, such proposal must, in addition to meeting the stockholder eligibility and other requirements of SEC’s rules governing such proposals, be received not later than December 31, 2007 by the Secretary or Assistant Secretary of the Company at the Company’s principal executive offices, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102.

Solicitation of Proxies

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or facsimile, and in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, 7901 JONES BRANCH DRIVE, SUITE 900, MCLEAN, VIRGINIA 22102.

STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES USING THE TWELVE (12) DIGIT CONTROL NUMBER FOUND ON THEIR VOTE INSTRUCTION FORM VIA THE INTERNET AT PROXYVOTE.COM OR BY PHONE AT 1-800-454-8683.

By Order of the Board of Directors,

K. Paul Singh

Chairman of the Board of Directors, President and Chief Executive Officer

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints K. Paul Singh and John F. DePodesta, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 19, 2007, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

1.	To elect two directors of the Company, each to serve a three-year term until the 2010 Annual Meeting of Stockholders. The current Board of Directors has nominated and recommended for such election as directors the following persons: John G. Puente and Douglas M. Karp.

FOR ALL LISTED NOMINEES	WITHHOLD VOTE FOR ALL LISTED NOMINEES	WITHHOLD VOTE ONLY FROM: ________________
☐	☐	☐

2.	The transaction of such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PLEASE DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY.

(Continued from other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF MESSRS. PUENTE AND KARP. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXIES IDENTIFIED ON THIS PROXY CARD WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF TO VOTE THE SHARES REPRESENTED BY THIS PROXY AS RECOMMENDED BY THE BOARD OF DIRECTORS, OR IF NO SUCH RECOMMENDATION IS GIVEN, IN THEIR DISCRETION, TO THE EXTENT PERMITTED BY APPLICABLE LAW.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Signature of Stockholder

Signature of Stockholder
Date: , 2007
NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.